August 2014 Issuer Free Writing Prospectus Registration Statement No. 333-178960 Dated August 29, 2014 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

Contingent Income Auto-Callable Securities (the “securities”) offer the opportunity for investors to earn a quarterly contingent payment with respect to each determination date on which the closing price of the underlying stock is greater than or equal to 75.00% of the initial stock price, which we refer to as the downside threshold level. In addition, if the closing price of the underlying stock is greater than or equal to the initial stock price on any determination date, the securities will be automatically redeemed or repaid at maturity, as applicable, for an amount per security equal to the stated principal amount and the contingent payment. However, if on any determination date the closing price of the underlying stock is less than the initial stock price, the securities will not be redeemed and if that closing price is less than the downside threshold level, you will not receive any contingent payment for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent payment and also the risk of receiving shares of the underlying stock, which will occur if the securities are not redeemed prior to maturity and the closing price of the underlying stock is below the downside threshold level on the final determination date, in which case investors will be exposed to the decline in the closing price of the underlying stock and the value of those shares investors receive at maturity will be significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying stock. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS

Issuer:	UBS AG, London Branch
Underlying stock:	Common units of The Blackstone Group L.P. (Bloomberg Ticker: “BX”)
Aggregate principal amount:	$
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security (see “Commissions and issue price” below)
Pricing date:	Approximately September 5, 2014
Original issue date:	Approximately September 10, 2014 (3 business days after the pricing date).
Maturity date:	September 8, 2017, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any of the first eleven determination dates, the closing price of the underlying stock is greater than or equal to the initial stock price, the securities will be automatically redeemed for an early redemption amount on the first contingent payment date immediately following the related determination date.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.
Contingent payment:

▪    If, on any determination date, the closing price or the final stock price is greater than or equal to the downside threshold level, we will pay a quarterly contingent payment of $0.25 (equivalent to 10.00% per annum of the stated principal amount) per security on the related contingent payment date.

▪    If, on any determination date, the closing price or the final stock price is less than the downside threshold level, no contingent payment will be made with respect to that determination date.

Determination dates:	December 5, 2014, March 5, 2015, June 5, 2015, September 8, 2015, December 7, 2015, March 7, 2016, June 6, 2016, September 6, 2016, December 5, 2016, March 6, 2017, June 5, 2017 and September 5, 2017, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Determination Dates”, “— Final Determination Date” and “— Market Disruption Events” in the product supplement). We also refer to September 5, 2017 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the quarterly contingent payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	▪ If the final stock price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the quarterly contingent payment with respect to the final determination date
	▪ If the final stock price is less than the downside threshold level:	(i) a number of shares of the underlying stock equal to the exchange ratio (and, if applicable, cash in lieu of fractional shares), or (ii) at our option, the cash value of such shares as of the final determination date.

If the exchange ratio is less than 1, your payment at maturity for each security will be the cash value of the fractional share.
Exchange ratio:	The stated principal amount divided by the initial stock price.
Downside threshold level:	$[•], which is equal to 75.00% of the initial stock price (as may be adjusted in the case of certain adjustment events as described under ‘‘General Terms of the Securities — Antidilution Adjustments’’ in the product supplement).
Initial stock price:	$[•], which is equal to the closing price of the underlying stock on the pricing date (as may be adjusted in the case of certain adjustment events as described under ‘‘General Terms of the Securities — Antidilution Adjustments’’ in the product supplement).
Final stock price:	The closing price of the underlying stock on the final determination date.
CUSIP:	90273L476
ISIN:	US90273L4766
Listing:	The securities will not be listed on any securities exchange.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100%	2.00%(a) + 0.50%(b) 2.50%	97.50%
Total	$	$	$

(1)	UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $0.25 per $10.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a) a fixed sales commission of $0.20 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and

(b) a fixed structuring fee of $0.05 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management by the agent or its affiliates. See “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the securities as of the pricing date is expected to be between $9.30 and $9.75 for securities linked to the performance of the common units of The Blackstone Group L.P. The range of the estimated initial value of the securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “—Limited or no secondary market and secondary market price considerations” on pages 10 and 11 of this free writing prospectus.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated April 24, 2012	Prospectus dated January 11, 2012

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

▪	Product Supplement dated April 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000040/c310169_690705-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Contingent Income Auto-Callable Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, and references to the “accompanying product supplement” mean the UBS product supplement “Contingent Income Auto-Callable Securities”, dated April 24, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

August 2014	2

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

Investment Summary

The Contingent Income Auto-Callable Securities due on or about September 8, 2017 Based on the Performance of the Common Units of The Blackstone Group L.P., which we refer to as the securities, provide an opportunity for investors to earn a quarterly contingent payment, which is an amount equal to $0.25 (equivalent to 10.00% per annum of the stated principal amount) per security, with respect to each quarterly determination date on which the closing price or the final stock price, is greater than or equal to 75.00% of the initial stock price, which we refer to as the downside threshold level. The contingent payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date. It is possible that the closing price of the underlying stock could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent payments.

If the closing price is greater than or equal to the initial stock price on any of the first eleven determination dates, the securities will be automatically redeemed for an early redemption amount equal to the stated principal amount plus the contingent payment with respect to the related determination date. If the securities have not previously been redeemed and the final stock price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final stock price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1 to 1 basis and investors will be entitled to receive (i) a number of shares of the underlying stock equal to the exchange ratio (and, if applicable, cash in lieu of fractional shares) or (ii) at our option, the cash value of such shares as of the final determination date. If UBS elects to deliver to you cash in lieu of shares, the “cash value” will be equal to the exchange ratio multiplied by the final price. The value of such shares (or that cash) will be less than 75.00% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent payment. In addition, investors will not participate in any appreciation of the underlying stock.

August 2014	3

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

Key Investment Rationale

The securities offer investors an opportunity to earn a quarterly contingent payment equal to 10.00% per annum of the stated principal amount per security, with respect to each determination date on which the closing price or the final stock price is greater than or equal to 75.00% of the initial stock price, which we refer to as the downside threshold level. The securities may be redeemed prior to maturity for the stated principal amount per security plus the contingent payment, and the payment at maturity will vary depending on the final stock price, as follows:

Scenario 1

On any of the first eleven determination dates, the closing price is greater than or equal to the initial stock price.

▪  The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.

▪  Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final stock price is greater than or equal to the downside threshold level.

▪  The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date.

▪  Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final stock price is less than the downside threshold level.

▪  The payment due at maturity will be (i) a number of shares of the underlying stock equal to the exchange ratio (and, if applicable, cash in lieu of fractional shares), or (ii) at our option, the cash value of those shares as of the final determination date.

▪  Investors will lose some and may lose all of their principal in this scenario.

Investing in the securities involves significant risks. You may lose some or all of the stated principal amount. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

▪	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

▪	You believe the closing price of the underlying stock will be equal to or greater than the downside threshold level on the specified determination dates (including the final determination date).

▪

You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your potential return is limited to the quarterly contingent payments specified in the final pricing supplement.

▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

▪	You would be willing to invest in the securities based on the contingent payment specified on the cover hereof.

▪	You are willing to forgo dividends paid on the underlying stock and you do not seek guaranteed current income from this investment.

▪

You are willing to invest in securities that may be redeemed early and you are otherwise willing to hold such securities to maturity, a term of approximately 3 years, and accept that there may be little or no secondary market for the securities.

▪

You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

▪

You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

August 2014	4

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

The securities may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

▪	You require an investment designed to provide a full return of principal at maturity.

▪

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

▪

You believe that the price of the underlying stock will decline during the term of the securities and is likely to close below the downside threshold level on the determination dates (including the final determination date).

▪	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

▪	You would be unwilling to invest in the securities based on the contingent payment specified on the cover hereof.

▪	You prefer to receive the dividends paid on the underlying stock and you seek guaranteed current income from this investment.

▪

You are unable or unwilling to hold securities that may be redeemed early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 3 years, or you seek an investment for which there will be an active secondary market for the securities.

▪	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

August 2014	5

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final stock price.

Diagram #1: First Eleven Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

August 2014	6

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security will be determined on the pricing date and will be specified in the applicable pricing supplement; amounts may have been rounded for ease of analysis):

Hypothetical Initial Stock Price:	$30.00
Hypothetical Downside Threshold Level:	$22.50, which is 75.00% of the initial stock price
Hypothetical Exchange Ratio*:	0.33333, which is the stated principal amount divided by the hypothetical initial stock price
Hypothetical Quarterly Contingent Payment*:	$0.25 (equivalent to 10.00% per annum of the stated principal amount) per security
Stated Principal Amount:	$10.00 per security

*	If you receive shares at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final stock price.

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the closing price of the underlying stock is greater than or equal to the hypothetical initial stock price of $30.00 on one of the first eleven determination dates. Because the closing price is greater than or equal to the initial stock price on one of the first eleven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price on each of the first eleven determination dates is less than the initial stock price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount*	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$30.00	—*	$10.25	$25.00	$0.25	N/A
#2	N/A	N/A	N/A	$20.00	$0	N/A
#3	N/A	N/A	N/A	$21.00	$0	N/A
#4	N/A	N/A	N/A	$22.00	$0	N/A
#5	N/A	N/A	N/A	$21.50	$0	N/A
#6	N/A	N/A	N/A	$24.00	$0.25	N/A
#7	N/A	N/A	N/A	$21.50	$0	N/A
#8	N/A	N/A	N/A	$20.00	$0	N/A
#9	N/A	N/A	N/A	$22.00	$0	N/A
#10	N/A	N/A	N/A	$36.00	—*	$10.25
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A
*	The early redemption amount includes the unpaid contingent payment with respect to the determination date on which the closing price is greater than or equal to the initial stock price and the securities are redeemed as a result.

▪

In Example 1, the securities are automatically redeemed following the first determination date as the closing price on the first determination date is equal to the initial stock price. You receive the early redemption amount, calculated as follows:

stated principal amount + contingent payment = $10.00 + $0.25 = $10.25

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Your total return per security in this example is $10.25 (a 2.50% total return on the securities).

August 2014	7

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

▪

In Example 2, the securities are automatically redeemed following the tenth determination date as the closing price on the tenth determination date is greater than the initial stock price. As the closing price on the first, sixth and tenth determination dates are greater than the downside threshold level, you receive the contingent payment of $0.25 with respect to each such determination date. Following the tenth determination date, you receive an early redemption amount of $10.25, which includes the quarterly contingent payment with respect to the tenth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Further, although the underlying stock has appreciated by 20% from its initial stock price on the tenth determination date, you only receive $10.25 per security and do not benefit from such appreciation. When added to the contingent payments of $0.50 received in respect of prior determination dates, UBS will have paid you a total of $10.75 per security for a 7.50% total return on the securities.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$20.00	$0	N/A	$21.00	$0	N/A
#2	$18.00	$0	N/A	$20.50	$0	N/A
#3	$17.00	$0	N/A	$21.00	$0	N/A
#4	$16.50	$0	N/A	$19.00	$0	N/A
#5	$22.00	$0	N/A	$22.00	$0	N/A
#6	$20.50	$0	N/A	$20.00	$0	N/A
#7	$18.00	$0	N/A	$21.00	$0	N/A
#8	$19.00	$0	N/A	$20.50	$0	N/A
#9	$22.00	$0	N/A	$19.00	$0	N/A
#10	$19.00	$0	N/A	$22.00	$0	N/A
#11	$20.00	$0	N/A	$21.50	$0	N/A
Final Determination Date	$21.00	—*	N/A	$24.00	—*	N/A
Payment at Maturity	$7.00			$10.25
*	The final contingent payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final stock price.

▪

In Example 3, the closing price of the underlying stock remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final stock price is less than the downside threshold level, investors will receive a number of shares of the underlying stock equal to the exchange ratio or the cash value thereof, calculated as follows:

the cash value of 0.33333 shares of the underlying stock = $21.00 × 0.33333 = $7.00

In this example, the value of shares you receive at maturity is significantly less than the stated principal amount. Your total return per security in this example is $7.00 (a 30.00% loss on the securities).

▪

In Example 4, the closing price of the underlying stock decreases to a final stock price of $24.00. Although the final stock price is less than the initial stock price, because the final stock price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10.00 + $0.25 = $10.25

In this example, although the final stock price represents a 20.00% decline from the initial stock price, you receive the stated principal amount per security plus the contingent payment, equal to a total payment of $10.25 per security at maturity. Your total return per security in this example is $10.25 (a 2.50% total return on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed on any

August 2014	8

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

determination date, you may lose some or all of your investment. Specifically, if the securities are not redeemed and the final stock price is less than the downside threshold level, UBS will deliver to you a number of shares or the cash value of such shares at maturity, the value of which is expected to be worth significantly less than your stated principal amount resulting in a loss of some or all of your initial investment.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose your entire stated principal amount.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪

The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final stock price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio (or, at our option, the cash value of such shares). The value of those shares on the final determination date (or that cash) will be less than 75% of the stated principal amount and could be zero.

▪

The contingent payment, if any, is based solely on the closing prices of the underlying stock on the specified determination dates. Whether the contingent payment will be made with respect to a determination date will be based on the closing price or the final stock price. As a result, you will not know whether you will receive the contingent payment until the related determination date. Moreover, because the contingent payment is based solely on the closing price on a specific determination date or the final stock price, if that closing price or final stock price is less than the downside threshold level, you will not receive any contingent payment with respect to that determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.

▪

You will not receive any contingent payment for any quarterly period where the closing price of the underlying stock on the determination date is less than the downside threshold level. A contingent payment will be made with respect to a quarterly period only if the closing price is greater than or equal to the downside threshold level. If the closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent payment.

▪

Higher contingent payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying stock reflects a higher expectation as of the pricing date that the closing price of such stock could close below its downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in higher contingent payments for that security. However, while the contingent payments are set on the pricing date, a stock’s volatility can change significantly over the term of the securities. The closing price of the underlying stock for your securities could fall sharply, which could result in a significant loss of principal.

▪

The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪

Single stock risk. The closing price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and the issuer of such underlying stock (the ‘‘underlying stock issuer’’), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the underlying stock issuer and the underlying stock for your securities. For additional information regarding the underlying stock, please see ‘‘Information about the Underlying Stock” and ‘‘The Blackstone Group L.P.” below and the underlying stock issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

August 2014	9

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

▪	Fair value considerations.

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The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and expected dividends on the underlying stock, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date will be less than the issue price you pay for the securities.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “— Single stock risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

▪	Limited or no secondary market and secondary market price considerations.

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There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the securities will develop. UBS Securities LLC and its affiliates may make a market in the securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying stock; the volatility of the underlying stock; the dividend rate paid on the underlying

August 2014	10

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

stock; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

▪

Investors will not participate in any appreciation in the closing price of the underlying stock and will not have the same rights as holders of the underlying stock. Investors will not participate in any appreciation in the closing price of the underlying stock from the initial stock price, and the return on the securities will be limited to the contingent payment that is paid with respect to each determination date on which the closing price or the final stock price is greater than or equal to the downside threshold level. It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent payments. If you do not earn sufficient contingent payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪

No assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the closing price of the underlying stock will rise or fall. The closing price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stock. You should be willing to accept the downside risks of owning equities in general and the underlying stock in particular, and to assume the risk that, if the securities are not automatically redeemed, you may lose some or all of your initial investment.

▪

Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more quarterly contingent payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

▪

Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial stock price and the final stock price and whether the closing price of the underlying stock on any determination date is greater than or equal to the initial stock price or is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early. As UBS determines the economic terms of the securities, including the contingent payment and downside threshold level, and such terms include hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.

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No affiliation with the underlying stock issuer. The underlying stock issuer is not an affiliate of ours, is not involved with the offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to underlying stock in connection with the offering.

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We may engage in business with or involving the underlying stock issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying stock issuer without regard to your interests and thus may acquire non-public information about the underlying stock. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying stock, which may or may not recommend that investors buy or hold the underlying stock.

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The antidilution protection of the underlying stock is limited and may be discretionary. The calculation agent will make adjustments to the initial stock price and downside threshold level for certain corporate events affecting the underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.

August 2014	11

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

▪

Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying stock. These hedging or trading activities on or prior to the pricing date could potentially affect the initial stock price and, as a result, the downside threshold level. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines

▪

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the securities. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder.

▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your own tax advisor about your tax situation.

August 2014	12

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

Information about the Underlying Stock

The Blackstone Group L.P.

According to publicly available information, The Blackstone Group L.P. (‘‘Blackstone’’) is a manager of private capital and provider of financial advisory services. Blackstone is an independent manager of private capital worldwide, with over $165 billion assets under management. Blackstone provides a range of financial advisory services, including financial advisory, restructuring and reorganization and fund placement services. Blackstone operates in five segments: Private Equity, Real Estate, Hedge Fund Solutions, Credit and Financial Advisory. The Private Equity segment manages six general private equity funds as well as two specialized funds focusing on energy and communications-related investments. The Real Estate segment is engaged in the real estate investing with an assortment of real estate funds that are diversified geographically and across a variety of sectors. The Hedge Fund Solutions segment is comprised primarily of Blackstone Alternative Asset Management and manages a range of commingled funds of hedge funds and vehicles. The Credit segment manages or sub advises senior credit-focused funds, distressed debt funds, mezzanine funds and general credit-focused funds concentrated in the leveraged finance marketplace. The Financial Advisory segment consists of its financial and advisory services, restructuring and reorganization advisory services and the Park Hill Group, which provides fund placement services for alternative investment funds. Information filed by Blackstone with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33551, or its CIK Code: 0001393818. Blackstone’s website is http://www.blackstone.com. Blackstone’s common units are listed on the New York Stock Exchange under the ticker symbol “BX.”

Information as of market close on August 27, 2014:

Bloomberg Ticker Symbol:	BX UN <Equity>	52 Week High (on July 23, 2014):	$36.02

Current Stock Price:	$33.05	52 Week Low (on August 27, 2013):	$21.40

52 Weeks Ago (on August 27, 2013):	$21.40

All disclosures contained herein regarding the underlying stock are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock. You should make your own investigation into the underlying stock.

The underlying stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying stock issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

August 2014	13

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying stock for the period of January 4, 2010 through August 27, 2014. The closing price of the underlying stock on August 27, 2014 was $33.05. The associated graph shows the closing prices of the underlying stock for each day from January 2, 2008 to August 27, 2014. The dotted line represents a hypothetical downside threshold level of $24.79, which is equal to 75% of the closing price on August 27, 2014. The actual downside threshold level will be set on the pricing date. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

The Blackstone Group L.P.	High	Low	Period End
2010
First Quarter	$14.90	$12.13	$14.00
Second Quarter	$15.26	$ 9.52	$ 9.56
Third Quarter	$12.69	$ 9.20	$12.69
Fourth Quarter	$14.55	$12.40	$14.15
2011
First Quarter	$18.93	$14.76	$17.88
Second Quarter	$19.49	$16.02	$16.56
Third Quarter	$17.71	$11.53	$11.98
Fourth Quarter	$15.10	$11.31	$14.01
2012
First Quarter	$16.81	$14.46	$15.94
Second Quarter	$15.86	$11.54	$13.07
Third Quarter	$15.29	$12.62	$14.28
Fourth Quarter	$15.81	$13.52	$15.59
2013
First Quarter	$20.89	$16.16	$19.78
Second Quarter	$23.45	$19.10	$21.06
Third Quarter	$25.00	$20.51	$24.89
Fourth Quarter	$31.50	$24.77	$31.50
2014
First Quarter	$35.18	$30.52	$33.25
Second Quarter	$33.94	$28.52	$33.44
Third Quarter (Through August 27, 2014)	$36.02	$32.26	$33.05

August 2014	14

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

The Common Units of The Blackstone Group L.P. — Daily Closing Prices

January 2, 2008 to August 27, 2014

August 2014	15

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of the underlying stock. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying stock.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

August 2014	16

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:

Record date:

The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption amount, as the case may be, shall be payable.

If you are able to sell the securities in the secondary market on a determination date, the purchaser of the securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent payment, if a contingent payment is paid on the contingent payment date with respect to that determination date. If you are able to sell your securities in the secondary market on the day following an determination date and before the applicable contingent payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent payment, if a contingent payment is paid on the contingent payment date with respect to that determination date.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The United States federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-44 of the product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the securities as a pre-paid derivative contract with respect to the underlying stock. If your securities are so treated, any contingent payment that is paid by UBS (including on the maturity date or upon early redemption) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts or proceeds attributable to any contingent payment, you should generally recognize capital gain or loss upon the sale, exchange, early redemption, or redemption on maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) and the amount you paid for your securities. Such gain or loss should generally be long term capital gain or loss if you have held your securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a determination date, but that could be attributed to an expected contingent payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such that the timing and character of your income from the securities could differ materially from the treatment described above, as further described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on

August 2014	17

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

page PS-46 of the product supplement. The risk that the securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly in excess of any contingent payment and before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

Since The Blackstone Group L.P. constitutes a limited partnership, there is a risk that an investment in securities linked to The Blackstone Group L.P. could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “pass-thru entities” (including partnerships (including master limited partnerships), passive foreign investment companies (PFICs), regulated investment companies and real estate investment trusts). Under the “constructive ownership” rules, if an investment in securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Considerations” on page PS-44 of the product supplement) in respect of a security would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security). It is not clear how the ‘‘net underlying long-term capital gain’’ would be computed in respect of the securities. Unless otherwise established by clear and convincing evidence, the ‘‘net underlying long-term capital gain’’ is treated as zero. Although the matter is not clear, there exists a risk that an investment in securities that are linked to an underlying stock that contains shares in one or more limited partnerships could be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security would be recharacterized as ordinary income. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In addition, in 2007 the U.S. Treasury Department and the Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

August 2014	18

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any contingent payments made to a Non-U.S. Holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld. Gain from the sale or exchange of a security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

We will not attempt to ascertain whether any of the assets owned by such underlying stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) or “United States real property interests” within the meaning of Section 897 of the Code. Nevertheless, we do not intend to treat the securities as “United States real property interests” as defined in Section 897 of the Internal Revenue Code. However, if the IRS were to successfully assert that the securities are, in fact, United States real property interests, any gain to a non-U.S. Holder in respect of a security upon a sale, exchange, redemption or other taxable disposition of the security would be subject to U.S. federal income tax on a net income basis. If a withholding agent were to treat the securities as United States real property interests, the proceeds from a taxable disposition would generally be subject to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including assets owned by the underlying stock issuer), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents for securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to “grandfathered” notes under these proposed rules if the on-U.S. holder enters into certain subsequent transactions in respect of the underlying stock. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about

August 2014	19

Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their securities through a foreign entity) under the FATCA rules.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying stock that you may receive in connection with your investment in the securities. You may be subject to adverse U.S. federal income tax consequences of owning the underlying stock, including being subject to U.S. withholding tax on any dividends received in respect of the underlying stock. You should consult your own tax advisors concerning the application of U.S. federal income tax laws to your beneficial ownership of any underlying stock received at maturity.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of securities should consult their tax advisors as to the U.S. federal, state, local and other tax (including non-U.S. tax) consequences to them of the purchase, ownership and disposition of the securities.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities. The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 9 of this document for a discussion of these adverse effects.

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Contingent Income Auto-Callable Securities due on or about September 8, 2017

$• Based on the Performance of the Common Units of The Blackstone Group L.P.

Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $0.25 per $10.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $0.25 reflecting a fixed structuring fee of $0.05 and a fixed sales commission of $0.20 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 10 and 11 of this free writing prospectus.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

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